Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 28, 2003, accompanying the consolidated financial statements of MATCOM International Corporation included on Form 8K/A (File No. 000-50080) for the year ended March 31, 2003. We hereby consent to the incorporation by reference of said report in the Registration Statement of SI International, Inc, on Form S-8, effective January 20, 2005.

/s/ Grant Thornton LLP
Vienna, Virginia
January 20, 2005